Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of January 16, 2012, by and among Venoco, Inc.  (the “Company”) and the stockholders of the Company listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Company, Denver Parent Corporation, a Delaware corporation (“Parent”) and Denver Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) are, simultaneously with the execution of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Parent through a merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Company has required that each Stockholder agree, and each Stockholder has agreed pursuant to the terms of this Agreement, to vote all of the shares that such Stockholder owns at the time of the Company Meeting in favor of the adoption of the Merger Agreement subject to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Agreement to Vote.  Each Stockholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Stockholder Approval has been obtained or (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the stockholders of the Company at which the adoption of the Merger Agreement is to be voted upon, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its shares of Company Common Stock then owned in favor of the adoption of the Merger Agreement.  In the event that any Stockholder sells, transfers or assigns its shares of Company Common Stock to any affiliate or associate of such Stockholder, such Stockholder will use its reasonable best efforts to cause such affiliate or associate to comply with the obligations of this Section 1 with respect to such shares of Company Common Stock .

2.                                       Grant of Irrevocable Proxy; Appointment of Proxy. In furtherance of Section 1 hereof:

2.1                                 Each Stockholder hereby irrevocably grants to, and appoints, the General Counsel of the Company and each member of the Special Committee, and each of them, or such other person as the Special Committee may designate from time to time, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of the shares of Company Common Stock owned by such Stockholder at any meeting of the Stockholders of the Company, or at any adjournment thereof, solely for the purpose of voting in favor of the adoption of the Merger Agreement, in the event that such Stockholder fails for any reason to be present (in person or by proxy) and vote (or cause to be voted) all of its shares of Company Common Stock then owned by such Stockholder in favor of the adoption of the Merger Agreement. Such attorney-in-fact may evidence the voting of such shares of Company Common Stock by the execution of any document or instrument for such purpose in the name of such Stockholder.

2.2                                 Each Stockholder hereby represents that any proxies given in respect of the shares of Company Common Stock owned by such Stockholder prior to the granting of the proxy set forth in this Agreement are not irrevocable, and that any such proxies are hereby revoked.

2.3                                 Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with, and in consideration of, the terms of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that this irrevocable proxy is coupled with an interest and may under no circumstances be revoked, provided that this proxy shall terminate at the earlier of (i) the time that the Company Stockholder Approval has been obtained or (ii) termination of this Agreement in accordance with Section 5.1, in each case automatically without any further action required by any person. Each Stockholder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 2 may lawfully do or cause to be done pursuant to this Section 2.

3.                                       Representations and Warranties of Stockholders.  Each Stockholder hereby represents and warrants to the Company that (i) such Stockholder, if a corporation, partnership or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization (ii) such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

4.                                       Representations and Warranties of the Company.  The Company hereby represents and warrants to the Stockholders that (i) the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) this Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company.

5.                                       Miscellaneous.

5.1                                 Termination of this Agreement.  This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

5.2                                 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

5.3                                 No Limitations on Actions.  The parties hereto acknowledge that each Stockholder is entering into this Agreement solely in its capacity as the owner of shares of Company Common Stock and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Stockholder, or any affiliate, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

5.4                                 Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

5.5                                 Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), by email (notice deemed given upon sending), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder:

Denver Parent Corporation

c/o Venoco, Inc.

370 17th Street, Suite 3900

Denver, Colorado 80202

Attention: Timothy M. Marquez

David Mokros

Facsimile:  (303) 626-8301

(303) 626-8315

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   Igor Kirman

Facsimile:  (212) 403-2000

If to the Company :

Venoco, Inc.

370 17th Street, Suite 3900

Denver, Colorado 80202

Attention:  Brian E. Donovan

Facsimile:  (303) 626-8315

with a copy to:

Squire, Sanders & Dempsey L.L.P.

1 East Washington Street

Suite 2700

Phoenix, AZ 85004

Attention: Frank M. Placenti, Esq.

Facsimile: (602) 253-8129

5.7                                 Governing Law; Venue.

(a)                                  This Agreement and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other state.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the federal court of the United States of America sitting in State of Delaware, and any appellate court from any thereof, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, (v) waives, to the fullest extent permitted by Law, any claim that it is not personally subject to the jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof for any reason other than the failure to serve in accordance with this Agreement, (vi) waives, to the fullest extent permitted by Law, any claim that it or its property is exempt or immune from jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in the State of Delaware or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (vii) waives, to the fullest extent permitted by Law, any claim that this Agreement, or the subject mater hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.6.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

5.8                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

5.9                                 Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11                           Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the valid termination of this Agreement pursuant to Section 5.1, the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity.

5.12                           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of any party hereto or any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

VENOCO, INC.

By:	/s/ Ed O’Donnell
Name: Ed O’Donnell
Title: Senior Vice President

STOCKHOLDERS:

MARQUEZ TRUST

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Trustee

By:	/s/ Bernadette Marquez
Name: Bernadette Marquez
Title: Trustee

TIMOTHY AND BERNADETTE MARQUEZ FOUNDATION

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Director

By:	/s/ Bernadette Marquez
Name: Bernadette Marquez
Title: Director

By:	/s/ David Mokros
Name: David Mokros
Title: Director